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                                                                       Exhibit 5

                            Ogden Newell & Welch PLLC
                                 1700 PNC Plaza
                            500 West Jefferson Street
                           Louisville, Kentucky 40202

                               August    , 2002
                               --------

Ocean West Holding Corporation
15991 Redhill Avenue, Suite 110
Tustin, California 92780

     RE: Registration Statement on Form S-1

Members of the Board of Directors:

     This letter is in response to your request for our opinion in connection with the Registration Statement on Form S-1 under the Securities Act of 1933, as amended, of Ocean West Holding Corporation (the "Corporation") covering an aggregate of 5,247,676 Common Shares, $0.01 par value (the "Shares"), and 3,000,000 Common Stock Purchase Warrants (the "Warrants"). We have examined the following documents of the Corporation:


          1. Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on August 15, 2000;

          2.   Bylaws of the Corporation;

          3. Common Stock Purchase Warrant Agreement between the Corporation and Registrar and Transfer Company;

          4. Resolutions of the Corporation reflecting various actions by the Board of Directors and Shareholders thereof; and

          5. Such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.

     We have assumed the genuineness of the signatures on all documents renewed and the authenticity of such documents and that the documents submitted to us as copies conform to the originals. We have relied on certificates of public officials and upon certificates of the offers and directors of the Corporation as to factual matters.


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Ocean West Holding Corporation
August ___, 2002
Page 2

     We are of the opinion that the Warrants are legal and binding obligations of the Corporation under Delaware law. We are also of the opinion that the Warrants are duly authorized and, upon the effectiveness of the Registration Statement, the Warrants will be legally and validly issued and fully paid and non-assessable.

     We are of the opinion that the Shares are duly authorized and, upon the effectiveness of the Registration Statement, and with respect to the Shares to be issued upon the exercise of the Warrants upon the valid exercise of the Warrants, the Shares will be legally and validly issued and fully paid and non-assessable.

     We expressly consent to the reference to us in the section of the Registration Statement entitled "Legal Matters" and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


                                                     Sincerely yours,


                                                     Ogden Newell & Welch PLLC